                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
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[ ]  Preliminary Proxy Statement         [ ] Confidential, for Use of the
                                         Commission Only (as permitted by
                                         Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                                 CD Radio Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                David Margolese
                            Chief Executive Officer
                                 CD Radio Inc.
                      Sixth Floor, 1001 22nd Street, N.W.
                            Washington, D.C.  20037
--------------------------------------------------------------------------------
                    (Name of Person Filing Proxy Statement)

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

                                 CD RADIO INC.
                                   6TH FLOOR
                             1001 22ND STREET, N.W.
                             WASHINGTON, D.C. 20037

To the Stockholders of CD Radio Inc.:

     The Board of Directors of CD Radio Inc. (the "Company") is seeking the approval of stockholders for a proposed amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock by 150,000,000 shares to an aggregate of 200,000,000 shares and to increase the Company's authorized Preferred Stock by 40,000,000 shares to an aggregate of 50,000,000 shares.

     The Board of Directors unanimously recommends that holders of the Company's Common and Preferred Stock CONSENT to the amendment to increase the authorized Common and Preferred Stock of the Company.

     The Consent Solicitation Statement on the following pages describes the matters being presented to the stockholders in this consent solicitation. Because this solicitation of written consents is in lieu of a meeting of stockholders, there will be no meeting of stockholders held in connection with this consent solicitation.

     We hope you will have your stock represented by signing, dating and returning your consent in the enclosed envelope as soon as possible. If you submit a properly executed consent within sixty (60) days of the delivery of the first dated consent delivered to the Company, your stock will be voted in favor of the proposed amendment. Any other action by you will have the practical effect of voting against the proposed amendment.

                                          Sincerely,

                                          /s/ LAWRENCE F. GILBERTI
                                          ------------------------
                                          Lawrence F. Gilberti
                                          Director and Secretary

May 16, 1997
Washington, D.C.

                                 CD RADIO INC.
                                   6TH FLOOR
                             1001 22ND STREET, N.W.
                             WASHINGTON, D.C. 20037

                         CONSENT SOLICITATION STATEMENT
                                  MAY 16, 1997

INFORMATION REGARDING CONSENTS

     This consent solicitation statement and the accompanying form of consent are furnished in connection with the solicitation of stockholder consents by the Board of Directors of CD Radio Inc. (the "Company"), in lieu of a meeting of stockholders, in connection with an amendment proposed to the Certificate of Incorporation of the Company (the "Consent Solicitation"). Only stockholders of record on the books of the Company at the close of business on May 8, 1997 (the "Record Date") will be entitled to submit a consent. It is anticipated that these consent solicitation materials will be mailed to stockholders on or about May 16, 1997.

     The Company is incorporated in Delaware and is therefore subject to the Delaware General Corporation Law (the "DGCL"). Section 228 of the DGCL permits the stockholders of the Company to take action without a meeting if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The DGCL also provides that the minimum necessary votes must be received by the Company within 60 days of the date of the first such written consent. Accordingly, if, within 60 days following its receipt of the first written consent approving the proposed amendment, the Company receives executed consents approving the proposed amendment from the holders of a majority of the issued and outstanding shares of Common Stock and from the holders of a majority of the issued and outstanding Preferred Stock, and those consents have not been revoked, the stockholders will be deemed to have approved the proposed amendment.

     All written consents received by the Company, regardless of when dated, will expire unless valid, written, unrevoked consents constituting the necessary vote for approval of the proposed amendment are received by the Company within 60 days of the date of the first such consent.

     As required by the DGCL, if the proposed amendment is approved by the stockholders, the Company will promptly notify the stockholders from whom consent has not been received.

     A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to the Company on or prior to the time at which the Company receives written consents sufficient to approve the proposed amendment. The Company intends to amend its Certificate of Incorporation as soon as practicable following the receipt of the necessary consents. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be addressed to Lawrence F. Gilberti, Secretary, CD Radio Inc., 6th Floor, 1001 22nd Street N.W., Washington, D.C. 20037.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     Holders of record of the Company's Common and Preferred Stock, par value $0.001 per share (the "Common Stock" and the "Preferred Stock"), at the close of business on May 8, 1997, will be entitled to submit a consent on the accompanying form. On that date, the Company had outstanding 10,313,391 shares of Common Stock and 5,400,000 shares of Preferred Stock. Each share of stock is entitled to one vote in the Consent Solicitation. Consents evidencing a majority of the outstanding shares of each of the Common Stock and the Preferred Stock issued and outstanding and entitled to vote are required to approve the proposed amendment being submitted to the stockholders of the Company for approval in the Consent Solicitation. To be counted toward the majority required for approval of the proposed amendment, a consent must be delivered to the Company within 60 days of the delivery of the first dated consent.

     With respect to the proposed amendment, any action other than the delivery of a properly executed consent within such 60 day period, including abstentions and broker nonvotes, will have the practical effect of voting against the amendment.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 14, 1997 of (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. The table also sets forth information concerning the number of shares of Common Stock issuable upon conversion of shares of the Company's 5% Delayed Convertible Preferred Stock (the "5% Preferred") to certain holders of the 5% Preferred. Such information does not give effect to the Company's right to refuse to honor a request for conversion prior to receipt of FCC approval of the conversion of the 5% Preferred (the "FCC Conversion Condition"). The Company has applied for such approval, but approval has not been granted.

                                                                 NUMBER OF SHARES      PERCENT OF TOTAL
          NAMES AND ADDRESS OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED    BENEFICIALLY OWNED
-------------------------------------------------------------   ------------------    ------------------
Directors, Executive Officers and 5% Stockholders
Darlene Friedland............................................        2,834,500               27.5%
  110 Wolseley Road
  Point Piper 2027
  Sydney, Australia
David Margolese (2)..........................................        1,900,000               17.9%
  c/o CD Radio Inc.
  Sixth Floor
  1001 22nd Street, N.W.
  Washington, D.C. 20037
Robertson Stephens & Co., et al. (3).........................        1,460,000               14.1%
  555 California Street, Suite 2600
  San Francisco, CA 94104
Robert D. Briskman (4).......................................          132,500                1.3%
Jack Z. Rubinstein (5).......................................          227,000                2.2%
Peter K. Pitsch (6)..........................................           70,000                   *
Lawrence F. Gilberti (7).....................................           35,000                   *
Ralph V. Whitworth (8).......................................           35,000                   *
Joseph Capobianco (9)........................................                0                   *
Keno Thomas (10).............................................                0                   *
All Executive Officers and Directors
  as a Group (8 persons) (11)................................        2,399,500               21.7%

Holders of 5% Delayed Convertible Preferred Stock (12, 13)
Continental Casualty Company (14)............................        1,870,461               15.3%
  c/o Chase Manhattan Bank
  4 New York Plaza
  New York, NY 10004-2477
Everest Capital International, Ltd. (15).....................        1,144,659                9.9%
  c/o Morgan Stanley & Co.
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201

                                                                 NUMBER OF SHARES      PERCENT OF TOTAL
          NAMES AND ADDRESS OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED    BENEFICIALLY OWNED
-------------------------------------------------------------   ------------------    ------------------
The Mainstay Funds, on behalf of its High Yield
  Corporate Bond Fund Series (16)............................        1,144,659                9.9%
  Chemical Bank
  A/C State Street Bank & Trust Co.
  4 New York Plaza
  New York, NY 10004
Everest Capital Fund, L.P. (17)..............................          716,582                6.5%
  c/o Morgan Stanley & Co.
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY 11201
Grace Brothers, Ltd. (18)....................................          629,962                5.8%
  Bradford Whitmore
  1560 Sherman Avenue, Suite 900
  Evanston, IL 60201

---------------

  *  Less than 1%

 (1) This table is based upon information supplied by Directors, officers and principal stockholders. Percentage of ownership is based on 10,313,391 shares of Common Stock outstanding on May 8, 1997. Unless otherwise indicated, the address of the Beneficial Owner is the Company.

 (2) Includes 300,000 shares issuable pursuant to stock options that are exercisable within 60 days. Does not include 400,000 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

 (3) Shares are owned by a group including the following: Robertson Stephens Orphan Fund (which has shared voting and shared dispositive power over 1,072,200 shares), Robertson Stephens Orphan Offshore Fund (with shared voting and shared dispositive power over 214,600 shares), Robertson Stephens Global Low-Priced Stock Fund (with shared voting and shared dispositive power over 72,400 shares), Robertson Stephens & Co. Investment Management L.P. (with shared voting and shared dispositive power over 1,359,200 shares), Bayview Investors LTD (with shared voting and shared dispositive power over 1,072,200 shares), Robertson Stephens & Co., Inc. ("RS&Co.") (with shared voting and shared dispositive power over 1,359,200 shares), and RS&Co.'s five shareholders, namely Paul H. Stephens (with sole voting and sole dispositive power over 96,880 shares, and shared voting and shared dispositive power over 1,359,200 shares), Sanford R. Robertson (with sole voting and sole dispositive power over 11,620 shares, and shared voting and shared dispositive power over 1,359,200 shares), Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons (the three of whom have shared voting and shared dispositive power over 1,359,200 shares). Messrs. Stephens, Robertson, McCaffery, Hecht, and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co. may be deemed to beneficially own. The source of the information in this footnote is the Schedule 13D dated April 11, 1997 filed by Robertson Stephens & Co., et al.

 (4) Includes 132,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 60,000 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

 (5) Includes 195,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and 7,700 shares of Common Stock held in trust for his daughters. Excludes 20,000 shares held by DICA Partners of which Mr. Rubinstein is the General Partner.

 (6) Includes 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

 (7) Includes 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

 (8) Includes 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

 (9) Does not include 50,000 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

(10) Does not include 50,000 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

(11) Includes 732,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 560,000 shares issuable pursuant to options that are not exercisable within 60 days of such date.

(12) Does not give effect to the Company's right to refuse to honor a request for conversion subject to satisfaction of the FCC Conversion Condition.

(13) Estimated solely for the purposes of this table. Such beneficial ownership assumes that the FCC Conversion Condition has been satisfied and represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of 5% Preferred beneficially owned by such person, assuming a conversion date of May 14, 1997 and all dividends on shares of the 5% Preferred are paid, in lieu of cash, in additional shares of 5% Preferred. (See "Description of 5% Delayed Convertible Preferred Stock" for definitions of capitalized terms.) The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred would equal the Liquidation Preference of the shares being converted plus any Cash Payments divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case multiplied by an amount equal to 1 minus the Applicable Percentage. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing a the actual date of conversion and whether dividends on shares of 5% Preferred are paid in cash or added to the Liquidation Preference. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of the 5% Preferred into shares of Common Stock. See "Description of the 5% Delayed Convertible Preferred Stock."

(14) Includes 1,114,630 shares of 5% Preferred held on its own behalf and on behalf of its Designated A/C High Yield fund.

(15) Includes 1,137,155 shares of 5% Preferred. Everest Capital International, Ltd. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company. If it waives this restriction upon proper notice, Everest Capital International, Ltd. would beneficially own 1,908,260 shares of Common Stock, representing 15.6% of the shares outstanding.

(16) Includes 778,959 shares of 5% Preferred. The Mainstay Funds, on behalf of its High Yield Corporate Bond Fund Series, has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 2 days prior notice to the Company. If it waives this restriction upon proper notice, The Mainstay Funds, on behalf of its High Yield Corporate Bond Fund Series, would beneficially own 1,307,171 shares of Common Stock, representing 11.2% of the shares outstanding.

(17) Includes 427,020 shares of 5% Preferred. Everest Capital Fund, L.P. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.

(18) Includes 375,402 shares of 5% Preferred. Grace Brothers, Ltd. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.

                                   PROPOSAL:

                        APPROVAL OF THE AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation, as currently in effect, provides that the Company is authorized to issue two classes of stock, consisting of 50,000,000 shares designated as Common Stock, $0.001 par value per share, and 10,000,000 shares designated as Preferred Stock, $0.001 par value per share.

     On May 2, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock by 150,000,000 shares to an aggregate of 200,000,000 shares and to increase the authorized number of shares of Preferred Stock by 40,000,000 shares to an aggregate of 50,000,000 shares. Accordingly, if the amendment is approved the aggregate number of authorized shares of capital stock (including both Common and Preferred) would increase from 60,000,000 to 250,000,000. The proposed amendment does not affect any terms or rights of the Company's Common Stock or Preferred Stock. As proposed to be amended, the first paragraph of Article 4 of the Certificate of Incorporation would read as follows:

                               ARTICLE 4. SHARES

          The total number of shares of all classes of stock which the corporation shall have the authority to issue is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 50,000,000 shares of Preferred Stock, par value of $0.001 per share ("Preferred Stock").

PURPOSE AND EFFECT OF THE AMENDMENT

     Since 1990, the Company has been engaged in the development of a subscription based satellite radio system ("CD Radio"). In order to provide CD Radio service, the Company is required to obtain a license from the Federal Communications Commission (an "FCC License"). On April 1, 1997, the Federal Communications Commission held an auction for two FCC Licenses. The Company was one of two successful bidders for an FCC License with a winning bid of $83,346,000.

     In order to finance the cost of the FCC License, the Company received commitments to purchase approximately $200 million of the Company's 5% Delayed Convertible Preferred Stock (the "5% Preferred"), subject principally to the Company being a winning bidder for the FCC License. In March 1997, the Board of Directors authorized the designation of up to 8,000,000 shares of the 5% Preferred. In April 1997, following the FCC auction, the Company completed a private placement in which the Company sold 5,400,000 shares of the 5% Preferred with aggregate proceeds totaling approximately $135 million. The Company intends to use substantially all of the net proceeds from the private placement to finance the purchase price of the FCC License, for cash reserves, and for working capital or general corporate purposes.

     Under the terms of the Preferred Stock Investment Agreement, dated as of October 23, 1996, the Company is required to reserve and keep available out of its authorized but unissued shares of Common Stock at least such number of its Common Stock that is the greater of (i) 10 million shares and (ii) 1.5 times the number as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred and will be subject to certain put rights by the holders of the 5% Preferred and cash payments to such holders if such shares of Common Stock are not reserved. See "Description of 5% Delayed Convertible Preferred Stock."

     Of the 50,000,000 shares of Common Stock currently authorized by the Company's Certificate of Incorporation, approximately 10,313,391 shares were issued and outstanding as of May 8, 1997, and an aggregate of 1,764,500 shares were reserved for issuance under the Company's 1994 Stock Option Plan, its 1994 Directors' Nonqualified Stock Option Plan, its 1995 Stock Compensation Plan, and pursuant to other grants of options. Accordingly, the Company has available for other uses approximately 37,922,109 shares of

Common Stock. Of the 10,000,000 shares of Preferred Stock currently authorized by the Company's Certificate of Incorporation, 5,400,000 were issued and outstanding as of May 8, 1997.

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common and Preferred Stock in order to ensure that the number of authorized shares of capital stock is sufficient to satisfy the requirements of the Preferred Stock Investment Agreement and to provide the capability for necessary capital raising transactions in the future. The additional authorized shares will be available for issuance from time to time by the Company in the discretion of the Board of Directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporate purpose including, among other things, conversion of the 5% Preferred, future acquisitions of property or securities of other corporations, stock dividends, stock splits, convertible debt financing and equity financing.

     If the proposed amendment is approved by shareholders, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State promptly after the Meeting, whereupon the increase in the Company's authorized Common Stock and Preferred Stock will become effective and the authorized capital will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable.

     The Company currently has sufficient authorized and unissued Common Stock to convert all of the outstanding 5% Preferred into Common Stock assuming a conversion date of May 14, 1997. This solicitation is not requesting a ratification by stockholders of the April 1997 private placement. The Company has no commitments for additional issuances of Common or Preferred Stock other than upon the conversion of the 5% Preferred or pursuant to existing options or warrants or future option or stock grants pursuant to the Company's employee benefit plans.

DESCRIPTION OF 5% DELAYED CONVERTIBLE PREFERRED STOCK

     On March 19, 1997, the Board of Directors authorized the issuance of up to 8,000,000 shares of the 5% Preferred. As of May 8, 1997, the Company had 5,400,000 shares of the 5% Preferred outstanding held of record by 48 entities, and had agreed to grant a warrant to purchase an additional 486,000 shares at $25.00 per share.

     Dividends. Each share of the 5% Preferred is entitled to receive dividends at the rate of $1.25 per annum, payable semi-annually on April 15 and October 15 of each year, in preference to any payment made on any other shares of capital stock of the Company. Any dividend payable on the 5% Preferred may be paid, at the option of the Company, either (i) in cash or (ii) by adding the amount of such dividend to the Liquidation Preference (as defined below). Each share of the 5% Preferred is also entitled to a liquidation preference of $25 per share, plus all accrued but unpaid dividends (the "Liquidation Preference"), in preference to any other class or series of capital stock of the Company. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of the 5% Preferred have no voting rights.

     Conversion. The 5% Preferred is convertible into shares of Common Stock at any time, provided that the Company is not obligated to honor any request for conversion of the 5% Preferred at any time certain governmental approvals of the issuance of the Common Stock upon such conversion have not been obtained. If such approvals (other than with respect to a holder or group of holders holding more than 50% of the voting securities of the Company) are not obtained by 360 days after April 9, 1997 (the "First Closing"), the Company shall, at the request of any holder, repurchase the shares of the 5% Preferred held by such holder at a purchase price per share equal to the sum of the Liquidation Preference plus any other cash payments due to such holder ("Cash Payments"), divided by 72.125% (the "Maximum Price"). The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred will equal the Liquidation Preference of the shares being converted plus any Cash Payments divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case multiplied by an amount equal to 1 minus the Applicable Percentage. At any date after November 15, 1997, the Conversion Price is determined in accordance with a formula based on market prices of the Common Stock between October 15, 1997 and November 15, 1997, market prices of the Common Stock during the three consecutive trading days immediately preceding the date of conversion or actual prices at which the converting holder sold the Common Stock, in any case multiplied by 72.125%. The Applicable Percentage is as follows:

CONVERSION AFTER THE
   FOLLOWING DATE        APPLICABLE PERCENTAGE
--------------------     ---------------------
       4/15/97                  14.375%
       5/15/97                  18.125%
       6/15/97                  19.875%
       7/15/97                  21.625%
       8/15/97                  23.250%
       9/15/97                  24.875%
      10/15/97                  25.000%
      11/15/97                  27.875%

     The 5% Preferred is at all times subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. Three years or more after the date of original issuance of the 5% Preferred, the Company may require the holders of the 5% Preferred to convert such shares into Common Stock at the then applicable Conversion Price and all Cash Payments due on a date specified in the notice of forced conversion. However, the conversion shall not occur if the Company has commenced bankruptcy proceedings, ceased operations or shall be in default for money borrowed in excess of $50 million.

     Required Redemption. The Company must also reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the 5% Preferred, at least such number of its Common Stock that is the greater of (i) 10 million shares and (ii) 1.5 times the number as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred. The Company has agreed to take such corporate action necessary to increase its number of authorized shares of Common Stock to at least 100 million shares on or before the 90th calendar day after the First Closing. If the Company does not have sufficient shares of Common Stock reserved to effect such conversion and fails to take such corporate action necessary to authorize or reserve sufficient shares of Common Stock, then at any time at the request of any holder of shares of the 5% Preferred, the Company shall purchase from such holder the number of shares of the 5% Preferred equal to such holder's pro-rata share of the number of shares of the 5% Preferred that would not be able to be converted due to an insufficient number of shares of Common Stock reserved for such purpose at the Maximum Price. In addition, if prior to the earlier of April 21, 1998 or the closing of a Qualifying Offering (as defined below), the FCC awards more than two licenses permitting the licensee to provide satellite digital audio radio services and more than two licensees commence or announce an intention to commence satellite digital audio radio services, then upon the request of the holders of more than one-third of the outstanding shares of the 5% Preferred, the Company shall purchase one-half of the shares of the 5% Preferred held by each requesting shareholder at a purchase price per share equal to the sum of the Liquidation Preference plus any Cash Payments divided by 1 minus the Applicable Percentage. If a reorganization occurs, each holder of the 5% Preferred may require the Company to redeem the 5% Preferred at the Maximum Price. A Reorganization is defined as any reorganization or any reclassification of the Common Stock or other capital stock of the Company or any consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company. If the holder chooses not to require the Company to redeem such holder's shares, the shares will be convertible into the number of shares or other property to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred not so redeemed would have been entitled upon the reorganization.

     Redemption. The 5% Preferred may be redeemed in whole but not in part at the Maximum Price by the Company at any time beginning on the date that is 10 months after the date of original issuance of the

5% Preferred, plus one day for each day during which (x) a registration statement has not been declared effective with respect to the Common Stock issuable upon conversion of the 5% Preferred by the 90th calendar day after the original issuance of the 5% Preferred or (y) any such registration statement is suspended or the related prospectus is not current, complete or otherwise usable. The Company may not exercise its right of redemption unless (i) the average closing price of the Common Stock as reported in the Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption shall equal or exceed $18 per share (subject to adjustments) and (ii) the shares of Common Stock issuable upon conversion of the 5% Preferred are registered for resale by an effective registration under the Securities Act of 1933, as amended. The Company also may redeem the 5% Preferred in whole but not in part at the Maximum Price if the Company sells Common Stock for cash in an amount not less than $100 million in a registered underwritten public offering prior to October 15, 1997 ("Qualifying Offering").

     Dilution of Common Stock. The exact number of shares issuable upon conversion of all of the 5% Preferred cannot currently be estimated but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock ownership interest will be materially diluted by conversion of the 5% Preferred, which dilution will depend on, among other things, the future market price of the Common Stock and conversion elections made by holders of the 5% Preferred. The terms of the 5% Preferred do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof.

     Cash Payments. The private placement agreement relating to the sale of the 5% Preferred specifies certain circumstances in which the Company must make a cash payment to each holder of the 5% Preferred (or underlying securities issued or issuable upon conversion of the 5% Preferred). The Company must make a cash payment equal to 3% of the Liquidation Preference per month to each holder if the Company fails: (i) within 90 days of the date of the First Closing to increase the number of authorized shares of Common Stock to at least 100 million shares; (ii) within 90 days of the date of the First Closing to file and cause to be declared effective a registration statement under the Securities Act of 1933 with respect to the resale of Common Stock issuable upon conversion of the 5% Preferred; (iii) within 90 days of the date of the First Closing to obtain any governmental approvals necessary for the conversion of the 5% Preferred;
(iv) to honor any request for conversion of the 5% Preferred except as permitted by the terms and conditions of the 5% Preferred; or (v) to maintain the listing of the Common Stock on Nasdaq, the New York Stock Exchange or the American Stock Exchange. A similar cash payment must be made if, after effecting a registration statement with respect to the resale of Common Stock issuable upon conversion of the 5% Preferred, the use of the prospectus is suspended for more than 60 cumulative days in the aggregate in any twelve month period. In addition, if the Company fails at any time to reserve a sufficient number of shares of Common Stock for issuance upon conversion of the 5% Preferred, it must make a cash payment equal to 3% of the Liquidation Preference (proportionately reduced by the amount of shares that are so authorized and reserved) per month to the holders of the 5% Preferred. The private placement agreement also provides that prior to the completion of a Qualifying Offering, the Company may not undertake to conduct any debt or equity financing that is not pari passu or junior to the 5% Preferred in seniority, structure and maturity.

     Consent of the holders of a majority of the 5% Preferred is required before the Company may take certain corporate actions or pay dividends on Common Stock and certain other corporate actions taken in connection with a partial repurchase of 5% Preferred require the consent of all holders of 5% Preferred.

EFFECT OF INCREASE IN AUTHORIZED SHARE CAPITAL

     The increase in authorized Common Stock and Preferred Stock will not have any immediate effect on the rights of the existing shareholders of Common Stock. Issuances of additional authorized Common Stock or the conversion of shares of Preferred Stock into shares of Common Stock would reduce the value of outstanding shares of Common Stock proportionately, and issuances of authorized Common or Preferred Stock in capital raising or other business transactions, or through management compensation or incentive programs, would dilute existing shareholders' interests in the Company. The Company's shareholders have no preemptive rights with respect to the issuance of additional Common or Preferred Stock.

POTENTIAL ANTI-TAKEOVER EFFECT

     Although the proposed amendment to the Company's Certificate of Incorporation is not motivated by takeover concerns and is not considered by the Board to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board to issue shares defensively in response to a takeover attempt. Such issuances could dilute the ownership and voting rights of a person seeking to obtain control of the Company, dilute the value of outstanding shares, and increase the ownership of shareholders opposed to a takeover. Thus, increasing the authorized Common Stock could render more difficult and less likely a merger, tender offer or proxy contest, assumption of control by a holder of a larger block of the Company's stock, and the removal of incumbent management. Issuance of additional shares unrelated to any takeover attempt could also have these effects.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock outstanding and a majority of Preferred Stock outstanding is required to approve the proposed amendment to the Company's Certificate of Incorporation.

     The Board of Directors recommends a vote FOR the proposal.

SOLICITATION EXPENSES

     The Company will bear the cost of soliciting consents. Consents are being solicited by mail and, in addition, directors, officers, and employees of the Company may solicit consents personally or by telephone or facsimile transmission. No additional compensation will be paid on account of any such solicitations. Although there is no formal agreement to do so, the Company will reimburse custodians, brokerage houses, nominees, and other fiduciaries for the cost of sending Consent Solicitation material to their principals.

REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, as filed with the SEC, will be provided without charge to each stockholder who submits a written request therefor addressed to Lawrence F. Gilberti, Secretary, CD Radio Inc., 6th Floor, 1001 22nd Street N.W., Washington, D.C. 20037.

                                          By order of the Board of Directors

                                          Lawrence F. Gilberti
                                          Secretary

May 16, 1997
Washington, D.C.

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 CD RADIO INC.

     CD Radio Inc., a Delaware corporation (the "Corporation"), certifies pursuant to Section 242 of the Delaware General Corporation Law that:

     The amendment to the Certificate of Incorporation of the Corporation set forth in the following resolution adopted by written consent of the Corporation's Board of Directors and stockholders has been duly declared to be advisable by the Board of Directors to the stockholders of the Corporation. A majority of the stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law, and written notice of such consent has been or will promptly be given to all stockholders who have not consented in writing to said amendment. The resolution setting forth such amendment is as follows:

     "RESOLVED, that the Certificate of Incorporation of the Company be amended to increase the authorized number of shares of Common Stock by 150,000,000 shares to an aggregate of 200,000,000 shares and to increase the authorized number of shares of Preferred Stock by 40,000,000 shares to an aggregate of 50,000,000 shares; and be it further

     "RESOLVED, that, to implement the foregoing resolution, it is advisable to amend the Certificate of Incorporation of the Company by amending and restating the first paragraph of Article FOURTH thereof to read as follows:

        "The total number of shares of all classes of stock which the corporation shall have the authority to issue is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and 50,000,000 shares of Preferred Stock, par value of $0.001 per share ("Preferred Stock")."

     IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation is the act and deed of the Corporation and the facts stated therein are true and, accordingly, has hereunto set his hand this
     day of           , 1997.

                                          CD RADIO INC.

                                          By:
                                              ----------------------------------

                                              Its:
                                                   -----------------------------

CD RADIO INC.                                                       CONSENT FORM

             CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, a stockholder of record of CD Radio Inc. (the "Company") as of the close of business on May 8, 1997, hereby takes the following action, with respect to all stock of the Company held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 228 of the Delaware General Corporation Law, to the amendment of the Certificate of Incorporation of the Company described in the Company's Consent Solicitation Statement, dated May 16, 1997, without a meeting:

                     (Place an "X" in the appropriate box)

                     The Board of Directors recommends that
                 Stockholders CONSENT to the proposed amendment

    CONSENT [ ]               CONSENT WITHHELD [ ]               ABSTAIN [ ]

    If no box is marked with respect to the action described above, the undersigned will be deemed to have consented to the proposed amendment.

                                           Dated:                         , 1997
                                                  ------------------------

                                           -------------------------------------
                                                                    Signature(s)

                                           Please sign as registered and return
                                           promptly in the enclosed envelope.
                                           Executors, trustees and others
                                           signing in a representative capacity
                                           should include their names and the
                                           capacity in which they sign.